Exhibit 3.1

AMENDMENT NO. 1 TO

BY-LAWS

OF

EYEPOINT PHARMACEUTICALS, INC.

THIS AMENDMENT NO. 1 TO THE BY-LAWS OF EYEPOINT PHARMACEUTICALS, INC. (this “Amendment”) is authorized, approved and adopted effective as of November 1, 2018 (the “Effective Date”).

WHEREAS, the Board of Directors (the “Board”) of EyePoint Pharmaceuticals, Inc., a Delaware corporation (the “Company”), which possesses the authority to amend the By-laws of the Company (the “By-laws”) pursuant to Section 12.1 of such By-laws and Article 8 of the Company’s Certificate of Incorporation, as amended, has authorized, approved and adopted the following Amendment to the By-laws, effective as of the Effective Date:

1. Section 2.1 is hereby amended and restated in its entirety as follows:

2.1. Annual Meetings. The annual meeting of stockholders shall be held at such location within or without the state of Delaware as may be determined from time to time by the board of directors on such date and such time as is designated by the board of directors and stated in the notice of the meeting. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting as (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (b) otherwise properly brought before the meeting by or at the direction of the board of directors, or (c) otherwise properly brought before the meeting by a stockholder by the stockholder giving timely notice thereof in writing to the secretary of the corporation. To be timely, a stockholder’s notice must be received at the principal executive offices of the corporation: (1) not less than 60 days in advance of such meeting if such meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year’s annual meeting or 90 days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year’s annual meeting; and (2) with respect to any other annual meeting of stockholders, on or before the close of business on the 15th day following the earliest date of public disclosure of the date of such meeting. For purposes of this section, the date of public disclosure of a meeting shall include, but not be limited to, the date on which disclosure of the date of the meeting is made in a press release reported by the Dow Jones News Services, Associated Press or a comparable national news service, or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) (or the rules and regulations thereunder) of the Securities Exchange Act of 1934, as amended. A stockholder’s notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name, age and business and residential address, as they appear on the corporation’s records, of the stockholder proposing such business, (c) the class and number of shares of the corporation which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. Notwithstanding anything in the by-laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth herein. The chairperson of the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions hereof and if the chairperson should so determine, the chairperson shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

2.	Section 11.1 is hereby amended and restated in its entirety as follows:

11.1. Fiscal Year. The fiscal year of the corporation shall end on December 31.

3.

Except as expressly provided in this Amendment, each of the terms and provisions of the By-laws shall remain in full force and effect in accordance with its terms. The amendment set forth herein is limited precisely as written and shall not be deemed to be an amendment or waiver to any other term or condition of the By-laws or any of the documents referred to therein. Whenever the By-laws are referred to herein and in any other agreements, documents and instruments, such reference shall be to the By-laws as amended hereby.

IN WITNESS WHEREOF, EyePoint Pharmaceuticals, Inc. has caused this Amendment to be signed by John Mercer, the duly authorized Secretary of the Corporation, as of the date first written above.

By:	/s/ John Mercer
Name:	John Mercer
Title:	Secretary

[Signature Page to Bylaws Amendment]